B&P

Bernstein & Pinchuk LLP

Certified Public Accountants

Seven Penn Plaza, Suite 830
New York, NY 10001

Tel 212 279-7900
Tel 516 897-7979
Fax 212 279-7901
www.bpaccountants.com

Consent of Independent Registered Public Accounting Firm

To Jilin Haitian Industrial Company Limited

We hereby consent to the use of our report dated March 23, 2006 relating to the consolidated balance sheets of Jilin Haitian Industrial Company Limited and its subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years then ended, in the Form 8-K dated December 15, 2006 of Boundless Corporation.

Bernstein & Pinchuk LLP

New York, New York
December 15, 2006